Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ADVANCED BIOMED INC

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (5)
Fees to Be Paid	Equity	Common stock, par value US$0.001 per share	Rule 475(c)	40,000,000	$0.627	$25,080,000	$0.0001531	$3,840
Total Offering Amount						$25,080,000		$3,840
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$3,840

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price shown is the average of the high and low selling price of the common stock on July 22, 2025, as reported on the Nasdaq Capital Market.